Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement Form S-8 (File No. 333-188621) pertaining to the U.S. Concrete, Inc. Long Term Incentive Plan; and

2)	Registration Statement Form S-8 (File No. 333-187989) pertaining to the U.S. Concrete, Inc. Deferred Compensation Plan
of our reports dated February 25, 2020, with respect to the consolidated financial statements of U.S. Concrete, Inc. and the effectiveness of internal control over financial reporting of U.S. Concrete, Inc. included in this Annual Report (Form 10-K) of U.S. Concrete, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP
Dallas, Texas
February 25, 2020